Exhibit 16.1

KPMG LLP
Suite 200
1305 Walt Whitman Road
Melville, NY 11747-4302

March 19, 2015

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Comtech Telecommunications Corp. (the Company) and, under the date of October 9, 2014, we reported on the consolidated balance sheets of the Company as of July 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2014, and the effectiveness of internal control over financial reporting as of July 31, 2014. On March 13, 2015, we were dismissed. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated March 19, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement in the first paragraph regarding a competitive review and receipt of proposals from other independent registered public accounting firms.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative ("KPMG International"), a Swiss entity.